EXHIBIT 99.2

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2013

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

(Unaudited)

	September 30,		December 31,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$84,096	$78,663	$63,134
Pawn loans	253,678	254,077	244,640
Consumer loans, net	328,281	256,825	289,418
Merchandise held for disposition, net	193,115	171,285	167,409
Pawn loan fees and service charges receivable	50,090	48,771	48,991
Income taxes receivable	10,931	684	—
Prepaid expenses and other assets	28,840	36,912	35,605
Deferred tax assets	46,429	39,826	48,992

Total current assets	995,460	887,043	898,189
Property and equipment, net	257,787	258,214	261,771
Goodwill	670,037	599,337	608,216
Intangible assets, net	46,860	34,877	36,473
Other assets	21,185	12,936	13,609

Total assets	$1,991,329	$1,792,407	$1,818,258

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$137,473	$109,986	$126,664
Customer deposits	15,123	12,944	11,420
Income taxes currently payable	—	—	5,922
Current portion of long-term debt	22,606	44,205	43,617

Total current liabilities	175,202	167,135	187,623
Deferred tax liabilities	96,286	102,048	101,711
Noncurrent income tax payable	—	2,697	2,703
Other liabilities	1,287	1,007	888
Long-term debt	660,243	545,258	534,713

Total liabilities	$933,018	$818,145	$827,638

Equity:
Cash America International, Inc. equity:
Common stock, $0.10 par value per share, 80,000,000 shares authorized, 30,235,164 shares issued and outstanding	3,024	3,024	3,024
Additional paid-in capital	152,872	157,874	157,613
Retained earnings	991,682	855,972	879,434
Accumulated other comprehensive income	2,614	4,366	3,128
Treasury shares, at cost (2,164,873 shares, 1,214,646 shares and 1,351,712 shares as of September 30, 2013 and 2012, and as of December 31, 2012, respectively)	(91,881)	(46,175)	(51,304)

Total Cash America International, Inc. shareholders’ equity	1,058,311	975,061	991,895
Noncontrolling interest	—	(799)	(1,275)

Total equity	1,058,311	974,262	990,620

Total liabilities and equity	$1,991,329	$1,792,407	$1,818,258

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
Pawn loan fees and service charges	$79,298	$76,500	$227,940	$221,450
Proceeds from disposition of merchandise	128,660	153,493	438,909	517,832
Consumer loan fees	227,563	205,094	640,199	558,656
Other	2,280	4,607	9,832	10,888

Total Revenue	437,801	439,694	1,316,880	1,308,826

Cost of Revenue
Disposed merchandise	91,101	106,918	301,397	350,878
Consumer loan loss provision	99,693	84,299	251,774	219,079

Total Cost of Revenue	190,794	191,217	553,171	569,957

Net Revenue	247,007	248,477	763,709	738,869

Expenses
Operations and administration	199,705	181,215	554,042	515,560
Depreciation and amortization	18,783	27,074	54,314	56,882

Total Expenses	218,488	208,289	608,356	572,442

Income from Operations	28,519	40,188	155,353	166,427
Interest expense	(9,260)	(7,196)	(25,608)	(21,065)
Interest income	1	22	69	79
Foreign currency transaction (loss) gain	(741)	93	(1,053)	(72)
Loss on extinguishment of debt	(346)	—	(346)	—
Equity in loss of unconsolidated subsidiary	—	(61)	(136)	(209)

Income before Income Taxes	18,173	33,046	128,279	145,160
(Benefit) provision for income taxes	(28,013)	25,116	12,727	67,487

Net Income	46,186	7,930	115,552	77,673
Net loss (income) attributable to the noncontrolling interest	—	3,773	(308)	5,317

Net Income Attributable to Cash America International, Inc.	$46,186	$11,703	$115,244	$82,990

Earnings Per Share:
Net Income attributable to Cash America International, Inc. common shareholders:
Basic	$1.62	$0.40	$4.01	$2.80
Diluted	$1.52	$0.37	$3.73	$2.62
Weighted average common shares outstanding:
Basic	28,426	29,536	28,747	29,599
Diluted	30,379	31,375	30,857	31,643
Dividends declared per common share	$0.035	$0.035	$0.105	$0.105

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$46,186	$7,930	$115,552	$77,673
Other comprehensive (loss) gain, net of tax:
Unrealized derivatives gain(a)	—	—	—	12
Foreign currency translation gain (loss)(b)	2,976	7,664	(371)	10,038
Marketable securities gain (loss)(c)	—	767	(254)	1,311

Total other comprehensive gain (loss), net of tax	2,976	8,431	(625)	11,361

Comprehensive income	$49,162	$16,361	$114,927	$89,034
Net loss (income) attributable to the noncontrolling interest	—	3,773	(308)	5,317
Foreign currency translation (gain) loss, net of tax, attributable to the noncontrolling interest	—	(77)	111	(99)

Comprehensive loss (income) attributable to the noncontrolling interest	—	3,696	(197)	5,218

Comprehensive income attributable to Cash America International, Inc.	$49,162	$20,057	$114,730	$94,252

(a)	Net of tax provision of $6 for the nine months ended September 30, 2012.
(b)	Net of tax provision of $1,977 and $1,529 for the three months ended September 30, 2013 and 2012, respectively, and $238 and $1,581 for the nine months ended September 30, 2013 and 2012, respectively.
(c)	Net of tax (provision) benefit of $(413) for the three months ended September 30, 2012 and $136 and $(705) for the nine months ended September 30, 2013 and 2012, respectively.

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(dollars in thousands, except per share data)

(Unaudited)

	Common Stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury shares, at cost		Total share- holders’ equity	Non- controlling interest	Total Equity
	Shares	Amount				Shares	Amount
Balance as of January 1, 2012	30,235,164	$3,024	$167,683	$776,060	$(6,896)	(1,011,356)	$(37,419)	$902,452	$5,138	$907,590
Shares issued under stock-based plans			(8,208)			250,470	9,459	1,251		1,251
Stock-based compensation expense			3,982					3,982		3,982
Income tax benefit from stock-based compensation			2,082					2,082		2,082
Net income attributable to Cash America International, Inc.				82,990				82,990		82,990
Dividends paid				(3,078)				(3,078)		(3,078)
Unrealized derivatives gain, net of tax					12			12		12
Foreign currency translation gain, net of tax					9,939			9,939	99	10,038
Marketable securities unrealized gain, net of tax					1,311			1,311		1,311
Purchases of treasury shares						(453,760)	(18,215)	(18,215)		(18,215)
Loss attributable to the noncontrolling interest								—	(5,317)	(5,317)
Purchase of noncontrolling interest			(7,665)					(7,665)	(719)	(8,384)

Balance as of September 30, 2012	30,235,164	$3,024	$157,874	$855,972	$4,366	(1,214,646)	$(46,175)	$975,061	$(799)	$974,262

Balance as of January 1, 2013	30,235,164	$3,024	$157,613	$879,434	$3,128	(1,351,712)	$(51,304)	$991,895	$(1,275)	$990,620
Shares issued under stock-based plans			(4,871)			127,087	4,871	—		—
Stock-based compensation expense			3,899					3,899		3,899
Income tax benefit from stock-based compensation			595					595		595
Redemption of convertible debt			(4,573)					(4,573)		(4,573)
Net income attributable to Cash America International, Inc.				115,244				115,244		115,244
Dividends paid				(2,996)				(2,996)		(2,996)
Foreign currency translation loss, net of tax					(260)			(260)	(111)	(371)
Marketable securities, net of tax					(254)			(254)		(254)
Purchases of treasury shares						(940,248)	(45,448)	(45,448)		(45,448)
Income from noncontrolling interest								—	308	308
Purchase of noncontrolling interest			209					209	1,078	1,287

Balance as of September 30, 2013	30,235,164	$3,024	$152,872	$991,682	$2,614	(2,164,873)	$(91,881)	$1,058,311	$—	$1,058,311

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash Flows from Operating Activities
Net Income	$115,552	$77,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	54,314	56,882
Amortization of debt discount and issuance costs	4,665	2,835
Consumer loan loss provision	251,774	219,079
Stock-based compensation	3,899	3,982
Deferred income taxes, net	(2,963)	5,614
Excess income tax benefit from stock-based compensation	(595)	(2,082)
Other	1,267	3,985
Changes in operating assets and liabilities, net of assets acquired:
Merchandise other than forfeited	7,011	8,216
Pawn loan fees and service charges receivable	1,025	979
Finance and service charges on consumer loans	(3,773)	(2,989)
Prepaid expenses and other assets	1,920	(681)
Accounts payable and accrued expenses	12,890	(6,680)
Current and noncurrent income taxes	(16,025)	(10,787)
Other operating assets and liabilities	2,335	1,820

Net cash provided by operating activities	433,296	357,846

Cash Flows from Investing Activities
Pawn loans made	(552,280)	(573,465)
Pawn loans repaid	320,055	323,891
Principal recovered through dispositions of forfeited pawn loans	209,399	244,686
Consumer loans made or purchased	(1,512,668)	(1,375,293)
Consumer loans repaid	1,222,379	1,124,728
Acquisitions, net of cash acquired	(104,668)	(56,919)
Purchases of property and equipment	(43,006)	(58,566)
Proceeds from sale of marketable securities	6,616	—
Other investing activities	1,182	(784)

Net cash used in investing activities	(452,991)	(371,722)

Cash Flows from Financing Activities
Net payments under bank lines of credit	(180,786)	7,427
Issuance of long-term debt	300,000	52,000
Net proceeds from re-issuance of treasury shares	—	1,251
Debt issuance costs paid	(9,941)	(425)
Payments on/repurchases of notes payable	(21,787)	(9,585)
Excess income tax benefit from stock-based compensation	595	2,082
Treasury shares purchased	(45,448)	(17,832)
Dividends paid	(2,996)	(3,078)
Purchase of noncontrolling interest	(4)	(5,625)

Net cash provided by financing activities	39,633	26,215

Effect of exchange rates on cash	1,024	3,782

Net increase in cash and cash equivalents	20,962	16,121
Cash and cash equivalents at beginning of year	63,134	62,542

Cash and cash equivalents at end of period	$84,096	$78,663

Supplemental Disclosures
Non-cash investing and financing activities
Pawn loans forfeited and transferred to merchandise held for disposition	$237,685	$257,278
Pawn loans renewed	$197,781	$206,412
Consumer loans renewed	$487,258	$471,415

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include all of the accounts of Cash America International, Inc. and its subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The financial statements as of September 30, 2013 and 2012 and for the three- and nine-month periods then ended are unaudited but, in management’s opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim periods. The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States of America (“GAAP”). Operating results for the three- and nine-month periods are not necessarily indicative of the results that may be expected for the full fiscal year.

These financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Through April 2013, the Company had a contractual relationship with a third party entity, Huminal, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Huminal”). The Company qualified as the primary beneficiary of Huminal in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Therefore, the results and balances of Huminal were consolidated and allocated to net income attributable to noncontrolling interests. In May 2013, the Company acquired the remaining outstanding common stock of Huminal to increase its ownership to 100% of Huminal and, as a result, Huminal became a wholly-owned subsidiary of the Company as of that date. The Company accounted for this transaction as a change in ownership interests that does not result in a change in control.

Cash and Cash Equivalents

The Company considers cash on hand in operating locations, deposits in banks and short-term investments with original maturities of 90 days or less as cash and cash equivalents. Cash equivalents are principally invested in short-term money market funds.

Goodwill and Other Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. In accordance with ASC 350-20-35, Goodwill—Subsequent Measurement, the Company tests goodwill and intangible assets with an indefinite life for potential impairment annually as of June 30 and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The Company uses the income approach to complete its annual goodwill assessment. The income approach uses future cash flows and estimated terminal values for each of the Company’s reporting units that are discounted using a market participant perspective to determine the fair value of each reporting unit, which is then compared to the carrying value of that reporting unit to determine if there is impairment. The income approach includes assumptions about revenue growth rates, operating margins and terminal growth rates discounted by an estimated weighted-average cost of capital derived from other publicly-traded companies that are similar but not identical from an operational and economic standpoint. The Company completed its annual assessment of goodwill as of June 30, 2013 and determined that the fair value of its goodwill was in excess of carrying value, and, as a result, no impairment existed at that date.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

The Company performed its annual indefinite-lived intangible asset impairment test as of June 30, 2013. The Company elected to perform a qualitative assessment in accordance with Accounting Standards Update (“ASU”) No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”), and determined that it was not more likely than not that the indefinite-lived intangible assets were impaired. Therefore, no further quantitative assessment was required.

Adopted Accounting Standards

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220) — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), which improves the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income by the respective line items on the consolidated statements of income that compose net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The Company adopted ASU 2013-02 on January 1, 2013, and the adoption did not have a material effect on its financial position, results of operations or other comprehensive income. See Note 7 for further discussion.

In July 2012, the FASB issued ASU 2012-02. ASU 2012-02 provides companies with the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not (a likelihood of more than 50 percent) that the indefinite-lived intangible asset is impaired. If a company concludes that it is more likely than not that the asset is impaired, it is required to determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value in accordance with ASC 350, Intangibles—Goodwill and Other. If a company concludes otherwise, no further quantitative assessment is required. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, although early adoption is permitted. The Company adopted ASU 2012-02 on January 1, 2013, and the adoption did not have a material effect on its financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210) (“ASU 2011-11”). ASU 2011-11 requires a company to provide enhanced disclosures about financial instruments and derivative instruments that are either presented on a net basis on the balance sheet or are subject to an enforceable master netting or similar arrangement. In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”), which limits the scope of ASU 2011-11 by requiring additional disclosure about financial instruments and derivative instruments that are either offset in the statement of financial position or subject to an enforceable master netting arrangement. ASU 2013-01 requires retrospective disclosure for all comparative periods. ASU 2011-11 and ASU 2013-01 are effective for annual and interim reporting periods beginning January 1, 2013. The Company adopted ASU 2011-11 and ASU 2013-01 on January 1, 2013, and the adoption of these standards did not have a material effect on its financial position or results of operations. See Note 13 for further discussion.

Accounting Standards to be Adopted in Future Periods

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”), which provides guidance on the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this update are effective for fiscal years (and interim periods within those years) beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company does not expect ASU 2013-11 to have a material effect on the Company’s financial condition or results of operations.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force) (“ASU 2013-05”), which applies to the release of the cumulative translation adjustment into net income when a parent either sells all or a part of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. ASU 2013-05 is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The Company does not expect ASU 2013-05 to have a material effect on the Company’s financial condition or results of operations.

2.	Acquisitions

Recent Acquisitions

For the acquisitions described below, the Company has made these acquisitions pursuant to its business strategy of expanding storefront operations for its pawn business in the United States. Goodwill arising from these acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the Company and the pawn lending locations acquired through these acquisitions in the retail services segments. All goodwill associated with these acquisitions is expected to be deductible for tax purposes.

Acquisition of 41 Pawn Lending Locations in Texas

In August 2013, the Company completed the acquisition of a chain of pawn lending locations in Texas that included 41 operating locations and the rights to one additional Texas pawn lending location (that was under construction but not open for business at the time of the acquisition), all of which were acquired from TDP Superstores Corp. and operate primarily under the name “Top Dollar Pawn.” The aggregate consideration paid for the acquisition was approximately $103.7 million, including consideration for non-competition covenants. The acquisition price was paid in cash and funded by available cash and through the Company’s line of credit. The Company incurred approximately $0.4 million of acquisition costs related to the acquisition, which were expensed. The activities and goodwill related to this acquisition are included in the results of the Company’s retail services segment.

The allocation of the purchase price for this acquisition is as follows (dollars in thousands):

Pawn loans	$14,468
Merchandise acquired	8,024
Pawn loan fees and service charges receivable	2,094
Property and equipment	4,230
Goodwill	62,335
Intangible assets (a)	14,404
Other assets	383
Other liabilities	(829)
Customer deposits	(1,365)

Total consideration paid for acquisition, net of cash acquired	$103,744

(a)	Includes $11.9 million related to customer relationships being amortized over seven years and $2.5 million related to a non-competition agreement being amortized over 10 years.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

Pending Acquisition of 34 Pawn Lending Locations in Georgia and North Carolina

In August 2013, the Company signed an asset purchase agreement for the acquisition of substantially all of the assets of a 34-store chain of pawn lending locations in Georgia and North Carolina (31 locations in Georgia and three locations in North Carolina) owned by PawnMart, Inc. and operating primarily under the PawnMart brand in both markets. The Company estimates the aggregate purchase price of the acquisition to be approximately $62.0 million, including consideration for certain non-competition covenants. The purchase price is expected to be paid in cash and funded through borrowings under the Company’s line of credit. The purchase price may be adjusted based on the aggregate value of the pawn loan balance and merchandise inventory balance held by the seller at closing. The closing of the transaction is subject to the satisfaction of certain closing conditions, such as the receipt of certain approvals to be obtained by the seller and its parent company, Xponential, Inc., licensing and the receipt of certain regulatory approvals. If all conditions are satisfied, the closing of the acquisition is expected to occur in the fourth quarter of 2013.

3.	Credit Quality Information on Pawn Loans

The Company manages its pawn loan portfolio by monitoring the type and adequacy of collateral compared to historical gross profit margins. If a pawn loan defaults, the Company relies on the disposition of pawned property to recover the principal amount of an unpaid pawn loan, plus a yield on the investment, because the Company’s pawn loans are non-recourse against the customer. In addition, the customer’s creditworthiness does not affect the Company’s financial position or results of operations. Generally, forfeited merchandise has historically sold for an amount in excess of the cost of goods sold (which is the lower of cost, or the cost basis in the loan or amount paid for purchased merchandise, or fair value). Goods pledged to secure pawn loans are tangible personal property items such as jewelry, tools, televisions and other electronics, musical instruments and other miscellaneous items. A pawn loan is considered delinquent if the customer does not repay or, where allowed by law, renew or extend the loan on or prior to its contractual maturity date plus any applicable grace period. Pawn loan fees and service charges do not accrue on delinquent pawn loans. When a pawn loan is considered delinquent, any accrued pawn loan fees and service charges are reversed and no additional pawn loan fees and service charges are accrued. As of September 30, 2013 and 2012 and December 31, 2012, the Company had current pawn loans outstanding of $245.5 million, $246.0 million and $235.3 million, respectively, and delinquent pawn loans outstanding of $8.2 million, $8.1 million and $9.3 million, respectively.

4.	Consumer Loans, Credit Quality Information on Consumer Loans, Allowance and Liability for Estimated Losses on Consumer Loans and Guarantees of Consumer Loans

Consumer loan fee revenue generated from the Company’s consumer loans for the three and nine months ended September 30, 2013 and 2012 was as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest and fees on short-term loans	$118,775	$145,857	$385,548	$420,439
Interest and fees on line of credit accounts	50,504	20,077	102,021	45,998
Interest and fees on installment loans	58,284	39,160	152,630	92,219

Total consumer loan revenue	$227,563	$205,094	$640,199	$558,656

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

Current and Delinquent Consumer Loans

The Company classifies its consumer loans as either current or delinquent. Short-term loans are considered delinquent when payment of an amount due is not made as of the due date. If a line of credit account or installment loan customer misses one payment, that payment is considered delinquent. If a line of credit account or installment loan customer does not make two consecutive payments, the entire account or loan is classified as delinquent. The Company allows for normal payment processing time before considering a loan delinquent but does not provide for any additional grace period.

The Company generally does not accrue interest on delinquent consumer loans and does not resume accrual of interest unless a loan is returned to current status. In addition, generally delinquent consumer loans may not be renewed, and if, during its attempt to collect on a delinquent consumer loan, the Company allows additional time for payment through a payment plan or a promise to pay, it is still considered delinquent. All payments received are first applied against accrued but unpaid interest and fees and then against the principal balance of the loan.

Allowance and Liability for Estimated Losses on Consumer Loans

The Company monitors the performance of its consumer loan portfolio and maintains either an allowance or liability for estimated losses on consumer loans (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in the portfolio. The allowance for losses on the Company’s owned consumer loans reduces the outstanding loan balance in the consolidated balance sheets. The liability for estimated losses related to loans guaranteed by the Company under its credit services organization programs (“CSO programs”), which approximates the fair value of the liability, is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.

In determining the allowance or liability for estimated losses on consumer loans, the Company applies a documented systematic methodology. In calculating the allowance or liability for loan losses, outstanding loans are divided into discrete groups of short-term loans, line of credit accounts and installment loans and are analyzed as current or delinquent. Increases in either the allowance or the liability, net of charge-offs and recoveries, are recorded as a “Consumer loan loss provision” in the consolidated statements of income.

The allowance or liability for short-term loans classified as current is based on historical loss rates adjusted for recent default trends in current loans. For delinquent short-term loans, the allowance or liability for estimated losses is based on a six-month rolling average of loss rates by stage of collection. For line of credit accounts and installment loan portfolios, the Company uses a migration analysis to estimate losses inherent in the portfolio. The allowance or liability calculation under the migration analysis is based on historical charge-off experience and the loss emergence period, which represents the average amount of time between the first occurrence of a loss event to the charge-off of a loan. The factors the Company considers to assess the adequacy of the allowance or liability include past due performance, historical behavior of monthly vintages, underwriting changes and recent trends in delinquency in the migration analysis.

The Company fully reserves and generally charges off consumer loans once the loan or a portion of the loan has been classified as delinquent for 60 consecutive days. If a loan is deemed uncollectible before it is fully reserved, it is charged off at that point. Consumer loans classified as delinquent generally have an age of one to 59 days from the date any portion of the loan became delinquent, as defined above. Recoveries on loans previously charged to the allowance are credited to the allowance when collected.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

The components of Company-owned consumer loan portfolio receivables as of September 30, 2013 and 2012 and December 31, 2012 were as follows (dollars in thousands):

	As of September 30, 2013
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$103,320	$87,554	$155,100	$345,974
Delinquent loans	41,706	12,052	18,505	72,263

Total consumer loans, gross	145,026	99,606	173,605	418,237
Less: allowance for losses	(34,829)	(21,934)	(33,193)	(89,956)

Consumer loans, net	$110,197	$77,672	$140,412	$328,281

	As of September 30, 2012
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$130,034	$33,724	$98,262	$262,020
Delinquent loans	52,438	4,879	16,734	74,051

Total consumer loans, gross	182,472	38,603	114,996	336,071
Less: allowance for losses	(43,852)	(8,163)	(27,231)	(79,246)

Consumer loans, net	$138,620	$30,440	$87,765	$256,825

	As of December 31, 2012
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$146,732	$36,603	$117,641	$300,976
Delinquent loans	52,565	6,097	15,483	74,145

Total consumer loans, gross	199,297	42,700	133,124	375,121
Less: allowance for losses	(45,982)	(11,107)	(28,614)	(85,703)

Consumer loans, net	$153,315	$31,593	$104,510	$289,418

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

Changes in the allowance for losses for the Company-owned loans and the liability for estimated losses on the Company’s guarantees of third-party lender-owned loans during the three and nine months ended September 30, 2013 and 2012 were as follows (dollars in thousands):

	Three Months Ended September 30, 2013
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$42,068	$10,649	$27,146	$79,863
Consumer loan loss provision	42,032	25,140	32,738	99,910
Charge-offs	(58,862)	(15,414)	(30,762)	(105,038)
Recoveries	9,591	1,559	4,071	15,221

Balance at end of period	$34,829	$21,934	$33,193	$89,956

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,439	$—	608	$3,047
(Decrease) increase in liability	(226)	—	9	(217)

Balance at end of period	$2,213	$—	617	$2,830

	Three Months Ended September 30, 2012
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$45,409	$5,243	$19,919	$70,571
Consumer loan loss provision	50,846	9,656	23,155	83,657
Charge-offs	(63,281)	(8,817)	(17,635)	(89,733)
Recoveries	10,878	2,081	1,792	14,751

Balance at end of period	$43,852	$8,163	$27,231	$79,246

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,417	$—	$378	$2,795
Increase in liability	618	—	24	642

Balance at end of period	$3,035	$—	$402	$3,437

	Nine Months Ended September 30, 2013
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$45,982	$11,107	$28,614	$85,703
Consumer loan loss provision	130,624	41,612	80,206	252,442
Charge-offs	(172,504)	(35,490)	(86,237)	(294,231)
Recoveries	30,727	4,705	10,610	46,042

Balance at end of period	$34,829	$21,934	$33,193	$89,956

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,934	$—	$564	$3,498
(Decrease) increase in liability	(721)	—	53	(668)

Balance at end of period	$2,213	$—	$617	$2,830

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

	Nine Months Ended September 30, 2012
	Short- term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$46,406	$3,723	$12,943	$63,072
Consumer loan loss provision	146,156	18,259	54,289	218,704
Charge-offs	(178,095)	(16,572)	(44,178)	(238,845)
Recoveries	29,385	2,753	4,177	36,315

Balance at end of period	$43,852	$8,163	$27,231	$79,246

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,617	$—	$445	$3,062
Increase (decrease) in liability	418	—	(43)	375

Balance at end of period	$3,035	$—	$402	$3,437

Guarantees of Consumer Loans

In connection with its CSO programs, the Company guarantees consumer loan payment obligations to unrelated third-party lenders and is required to purchase any defaulted loans it has guaranteed. The guarantee represents an obligation to purchase specific loans that go into default. Short-term loans that are guaranteed generally have terms of less than 90 days. Secured auto equity loans, which are included in the Company’s installment loan portfolio, that are guaranteed typically have an average term of less than 24 months, with available terms of up to 42 months. As of September 30, 2013 and 2012 and December 31, 2012, the amount of consumer loans guaranteed by the Company was $50.1 million, $55.3 million and $64.7 million, respectively, representing amounts due under consumer loans originated by third-party lenders under the CSO programs. The estimated fair value of the liability for estimated losses on consumer loans guaranteed by the Company of $2.8 million, $3.4 million and $3.5 million, as of September 30, 2013 and 2012 and December 31, 2012, respectively, is included in “Accounts payable and accrued expenses” in the accompanying consolidated balance sheets.

5.	Merchandise Held for Disposition

Merchandise held for disposition and the related allowance as of September 30, 2013 and 2012 and December 31, 2012 associated with the Company’s domestic and foreign retail services operations were as follows (dollars in thousands):

	As of September 30,						As of December 31,
	2013			2012			2012
	Total	Allowance	Net	Total	Allowance	Net	Total	Allowance	Net
Domestic	$187,718	$(840)	$186,878	$160,775	$(700)	$160,075	$162,495	$(840)	$161,655
Foreign	6,345	(108)	6,237	11,221	(11)	11,210	5,765	(11)	5,754

Total	$194,063	$(948)	$193,115	$171,996	$(711)	$171,285	$168,260	$(851)	$167,409

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

6.	Long-Term Debt

The Company’s long-term debt instruments and balances outstanding as of September 30, 2013 and 2012 and December 31, 2012 were as follows (dollars in thousands):

	Balance as of
	September 30,		December 31,
	2013	2012	2012
Domestic and multi-currency line of credit due 2018	$120,225	$288,266	$301,011
6.12% senior unsecured notes due 2012	—	13,333	—
6.09% Series A senior unsecured notes due 2016	28,000	35,000	28,000
7.26% senior unsecured notes due 2017	20,000	25,000	25,000
Variable rate senior unsecured notes due 2018	35,417	43,750	41,667
5.75% senior unsecured notes due 2018	300,000	—	—
6.00% Series A senior unsecured notes due 2019	47,000	47,000	47,000
6.21% Series B senior unsecured notes due 2021	20,455	22,727	20,455
6.58% Series B senior unsecured notes due 2022	5,000	5,000	5,000
5.25% convertible senior notes due 2029	106,752	109,387	110,197

Total debt	$682,849	$589,463	$578,330
Less current portion	(22,606)	(44,205)	(43,617)

Total long-term debt	$660,243	$545,258	$534,713

Domestic and Multi-Currency Line of Credit

The Company’s domestic and multi-currency line of credit, which includes the ability to borrow up to $50.0 million in specified foreign currencies or U.S. dollars (the “Domestic and Multi-currency Line of Credit”), was amended by the Company on May 10, 2013. The primary provisions of the amendment to the Domestic and Multi-currency Line of Credit include an extension of the maturity date from March 31, 2015 to March 31, 2018 and a decrease in the total credit available from $380.0 million to $280.0 million, subject to an accordion feature whereby the revolving line of credit may be increased up to an additional $100.0 million with the consent of any increasing lenders. Interest on the Domestic and Multi-currency Line of Credit is charged, at the Company’s option, at either the London Interbank Offered Rate for one-, two-, three- or six-month periods, as selected by the Company for the first interest rate period, and for subsequent interest rate periods, one week or two weeks or one-, two-, three- or six-month periods, as selected by the Company (“LIBOR”), plus a margin varying from 2.00% to 3.25% or at the agent’s base rate plus a margin varying from 0.50% to 1.75%. The margin for the Domestic and Multi-currency Line of Credit is dependent on the Company’s cash flow leverage ratios as defined in the credit agreement entered into in connection with the Domestic and Multi-currency Line of Credit. The Company also pays a fee on the unused portion of the Domestic and Multi-currency Line of Credit ranging from 0.25% to 0.50% (0.38% as of September 30, 2013) based on the Company’s cash flow leverage ratios. The weighted average interest rate (including margin) on the Domestic and Multi-currency Line of Credit was 2.81%, 2.75% and 3.06% as of September 30, 2013 and 2012 and December 31, 2012, respectively.

As of September 30, 2013, borrowings under the Company’s Domestic and Multi-currency Line of Credit consisted of three pricing tranches with maturity dates ranging from one to 31 days, and as of September 30, 2012, borrowings under the Company’s Domestic and Multi-currency Line of Credit consisted of three pricing tranches with maturity dates ranging from two to 31 days. The Company routinely refinances borrowings pursuant to the terms of its Domestic and Multi-currency Line of Credit; therefore, these borrowings are reported as part of the applicable line of credit and as long-term debt.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

Variable Rate Senior Unsecured Notes

When the Company amended its Domestic and Multi-currency Line of Credit, it also extended the maturity date of its $50.0 million variable rate term loan facility (the “2018 Variable Rate Notes”) from March 31, 2015 to March 31, 2018. The 2018 Variable Rate Notes are payable in equal quarterly principal installments of $2.1 million with any outstanding principal remaining due at maturity on March 31, 2018. Interest on the 2018 Variable Rate Notes is charged, at the Company’s option, at either LIBOR (as defined above) plus a margin of 3.50% or at the agent’s base rate plus a margin of 2.00%. The weighted average interest rate (including margin) on the 2018 Variable Rate Notes was 3.69% for September 30, 2013 and 3.75% as of each of September 30, 2012 and December 31, 2012.

In connection with the amendment of the Domestic and Multi-currency Line of Credit and the 2018 Variable Rate Notes, the Company incurred debt issuance costs of approximately $1.8 million during the nine months ended September 30, 2013, which primarily consisted of commitment fees, legal and other professional expenses. These costs are being amortized over a period of five years and are included in “Other assets” in the Company’s consolidated balance sheets.

$300.0 Million 5.75% Senior Unsecured Notes

On May 15, 2013, the Company issued and sold $300.0 million in aggregate principal amount of 5.75% Senior Notes due 2018 (the “2018 Senior Notes”). The Company offered and sold the 2018 Senior Notes to initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers then resold the 2018 Senior Notes pursuant to the exemptions from registration under the Securities Act in reliance on Rule 144A and Regulation S. The 2018 Senior Notes bear interest at a rate of 5.75% annually on the principal amount, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The 2018 Senior Notes will mature on May 15, 2018. The 2018 Senior Notes are senior unsecured debt obligations of the Company and are guaranteed by all of the Company’s domestic subsidiaries.

The 2018 Senior Notes are redeemable at the Company’s option, in whole or in part, at any time at 100% of the aggregate principal amount of 2018 Senior Notes redeemed plus the applicable “make whole” redemption price specified in the Indenture that governs the 2018 Senior Notes (the “2018 Senior Notes Indenture”), plus accrued and unpaid interest, if any, to the redemption date. In addition, if a change of control occurs, as that term is defined in the 2018 Senior Notes Indenture, the holders of 2018 Senior Notes will have the right, subject to certain conditions, to require the Company to repurchase their 2018 Senior Notes at a purchase price equal to 101% of the aggregate principal amount of 2018 Senior Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase.

In addition, on May 15, 2013 the Company entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”) of the 2018 Senior Notes, pursuant to which the Company agreed to use commercially reasonable efforts to issue in exchange for the 2018 Senior Notes, on or prior to the 270th day following the closing date of the issuance and sale of the 2018 Senior Notes, identical new notes registered under the Securities Act. In certain circumstances, the Company may be required to file a shelf registration statement to cover resales of the 2018 Senior Notes. If the Company does not comply with certain covenants set forth in the Registration Rights Agreement, it must pay liquidated damages to holders of the 2018 Senior Notes.

In connection with the issuance of the 2018 Senior Notes, the Company incurred debt issuance costs of approximately $8.1 million during the nine months ended September 30, 2013, which primarily consisted of underwriting fees, legal and other professional expenses. These costs are being amortized over a period of five years and are included in “Other assets” in the Company’s consolidated balance sheets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

Other

When the Company entered into its Domestic and Multi-currency Line of Credit, it also entered into a separate credit agreement for the issuance of up to $20.0 million in letters of credit (the “Letter of Credit Facility”). When the Company amended its Domestic and Multi-currency Line of Credit, it also extended the maturity date of its Letter of Credit Facility from March 31, 2015 to March 31, 2018. The Company had standby letters of credit of $16.3 million under its Letter of Credit Facility as of September 30, 2013.

The Company’s debt agreements for its Domestic and Multi-currency Line of Credit and its senior unsecured notes require the Company to maintain certain financial ratios. As of September 30, 2013, the Company was in compliance with all covenants or other requirements set forth in its debt agreements.

7.	Reclassification out of Accumulated Other Comprehensive Income

In accordance with ASU 2013-02, the reclassification adjustments from accumulated other comprehensive income (“AOCI”) to net income for the three and nine months ended September 30, 2013 were as follows (dollars in thousands):

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	Foreign currency translation gain (loss), net of tax	Marketable securities, net of tax	Total	Foreign currency translation gain (loss), net of tax	Marketable securities, net of tax	Total
Balance at the beginning of period	$(362)	$—	$(362)	$2,874	$254	$3,128
Other comprehensive income before reclassifications	2,976	—	2,976	(260)	373	113
Amounts reclassified from AOCI(a)	—	—	—	—	(627)	(627)

Net change in AOCI	2,976	—	2,976	(260)	(254)	(514)

Balance at the end of period	$2,614	$—	$2,614	$2,614	$—	$2,614

(a)

The gain on marketable securities reclassified out of AOCI for the nine months ended September 30, 2013 is composed of a $964 gain and income tax expense of $337. The gain and income tax expense are included in “Other revenue” and “Provision for income taxes,” respectively, in the consolidated statements of income.

8.	Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised and converted into common shares during the period. Restricted stock units issued under the Company’s stock-based employee compensation plans are included in diluted shares upon the granting of the awards even though the vesting of shares will occur over time. Performance-based awards are included in diluted shares based on the level of performance that management estimates is the most probable outcome at the grant date. Throughout the requisite service period, management monitors the probability of achievement of the performance condition and, if material, adjusts the number of shares included in diluted shares accordingly.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

The following table sets forth the reconciliation of numerators and denominators of basic and diluted net income per share computations for the three and nine months ended September 30, 2013 and 2012 (dollars and shares in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Numerator:
Net income attributable to Cash America International, Inc.	$46,186	$11,703	$115,244	$82,990

Denominator:
Total weighted average basic shares(a)	28,426	29,536	28,747	29,599
Shares applicable to stock-based compensation(b)	102	164	92	188
Convertible debt(c)	1,851	1,675	2,018	1,856

Total weighted average diluted shares(d)	30,379	31,375	30,857	31,643

Net income – basic	$1.62	$0.40	$4.01	$2.80

Net income – diluted	$1.52	$0.37	$3.73	$2.62

(a)

Includes vested and deferred restricted stock units of 301 and 291, as well as 31 and 31 shares held in the Company’s nonqualified deferred compensation plan for the three months ended September 30, 2013 and 2012, respectively, and vested and deferred restricted stock units of 308 and 285, as well as 31 and 31 shares held in the Company’s nonqualified deferred compensation plan for the nine months ended September 30, 2013 and 2012, respectively.

(b)

For the three and nine months ended September 30, 2013, includes shares related to unvested restricted stock unit awards. For the three and nine months ended September 30, 2012, includes shares related to outstanding option awards that were exercisable and shares related to unvested restricted stock unit awards.

(c)

The shares issuable with respect to the Company’s senior unsecured convertible notes due 2029 (the “2029 Convertible Notes”) have been calculated using the treasury stock method. The Company intends to settle the principal portion of the convertible debt in cash; therefore, only the shares related to the conversion spread have been included in weighted average diluted shares.

(d)

There were 25 anti-dilutive shares for the nine months ended September 30, 2013 and no anti-dilutive shares for the three months ended September 30, 2013 and three and nine months ended September 30, 2012.

9.	Income Taxes

During 2012, the Company’s Mexico-based pawn operations that operated under the name Prenda Fácil were owned by Creazione Estilo, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Creazione”). In January 2013, the Company’s Mexico-based pawn operations were sold by Creazione to another wholly-owned subsidiary of the Company, CA Empeños Mexico, S. de R.L. de C.V., and began operating exclusively under the name “Cash America casa de empeño.” The Company is currently in the process of liquidating the remaining assets of Creazione, which are insignificant. In connection with the liquidation of Creazione, the Company intends to claim a deduction on its 2013 federal income tax return for its tax basis in the stock of Creazione and has recognized an income tax benefit of $33.2 million as a result of the deduction. The Company believes that it meets the requirements for this deduction and that it should be treated as an ordinary loss, which will reduce the Company’s cash taxes paid in 2013, and the Company has obtained a Private Letter Ruling from the Internal Revenue Service with respect to one of the various factors that it considered in making this determination. As of December 31, 2012, the Company had recorded an income tax benefit of $9.3 million and an offsetting valuation allowance associated with the Company’s excess tax basis over its basis for financial purposes in the stock of Creazione. During the three months ended March 31, 2013, the Company recorded an additional income tax benefit of $23.9 million associated with its remaining tax basis in the stock of Creazione. In addition, the Company released the valuation allowance recorded in 2012 of $9.3 million and recorded a $33.2 million liability for uncertain tax benefits. Following the receipt of a favorable Private Letter Ruling from the Internal Revenue Service in September of 2013, the Company determined that it met the more-likely-than-not threshold for recording a tax benefit related to the Creazione stock basis deduction and released the $33.2 million liability for uncertain tax benefits during the three months ended September 30, 2013.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

During 2013, the statute of limitations expired related to the Mexico tax returns of Creazione for periods before it was acquired by the Company (pre-2008). As a result, in the third quarter of 2013, the Company released reserves established for unrecognized tax benefits of $1.0 million and the related accrued interest and penalties of $1.9 million.

The Company recognized income tax (benefit) expense of ($28.0) million and $12.7 million for the three and nine months ended September 30, 2013, respectively, compared to income tax expense of $25.1 million and $67.5 million for the three and nine months ended September 30, 2012, respectively. The decrease in income tax expense and the effective tax rate of (154.1%) and 9.9% for the three and nine months ended September 30, 2013, respectively, is primarily due to the recognition of the $33.2 million tax benefit associated with the Creazione stock basis deduction and the $1.0 million release of the reserve for uncertain tax benefits related to the Creazione pre-acquisition Mexico tax returns noted above. In addition, the income tax expense for the three and nine months ended September 30, 2012 was negatively impacted by the recognition of a $12.6 million valuation allowance related to the Mexico deferred tax assets of Creazione.

10.	Operating Segment Information

The Company has two reportable operating segments: retail services and e-commerce. The retail services segment includes all of the operations of the Company’s Retail Services Division, which is composed of both domestic and foreign storefront locations that offer some or all of the following services: pawn loans, consumer loans, the purchase and sale of merchandise, check cashing and other ancillary services such as money orders, wire transfers, prepaid debit cards, tax filing services and auto insurance. Most of these ancillary services offered in the retail services segment are provided through third-party vendors. The e-commerce segment includes the operations of the Company’s E-Commerce Division, which is composed of the Company’s domestic and foreign online lending channels through which the Company offers consumer loans. In the e-commerce segment, certain administration expenses are allocated between the domestic and foreign components based on the amount of loans written and renewed. The Company reports corporate operations separately from its retail services and e-commerce segment information. Corporate operations primarily include corporate expenses, such as legal, occupancy, executive oversight, insurance and risk management, public and government relations, internal audit, treasury, payroll, compliance and licensing, finance, accounting, tax and information systems (except for online lending systems, which are included in the e-commerce segment). Corporate income includes miscellaneous income not directly attributable to the Company’s segments. Corporate assets primarily include corporate property and equipment, nonqualified savings plan assets, marketable securities, foreign exchange forward contracts and prepaid insurance.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

The following tables contain operating segment data for the three and nine months ended September 30, 2013 and 2012 by segment, for the Company’s corporate operations and on a consolidated basis (dollars in thousands):

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Three Months Ended September 30, 2013
Revenue
Pawn loan fees and service charges	$77,532	$1,766	$79,298	$—	$—	$—	$—	$79,298
Proceeds from disposition of merchandise	124,352	4,308	128,660	—	—	—	—	128,660
Consumer loan fees	29,504	—	29,504	104,954	93,105	198,059	—	227,563
Other	1,731	66	1,797	249	69	318	165	2,280

Total revenue	233,119	6,140	239,259	105,203	93,174	198,377	165	437,801

Cost of revenue
Disposed merchandise	87,530	3,571	91,101	—	—	—	—	91,101
Consumer loan loss provision	10,037	—	10,037	49,225	40,431	89,656	—	99,693

Total cost of revenue	97,567	3,571	101,138	49,225	40,431	89,656	—	190,794

Net revenue	135,552	2,569	138,121	55,978	52,743	108,721	165	247,007

Expenses
Operations and administration	111,220	2,831	114,051	38,662	31,755	70,417	15,237	199,705
Depreciation and amortization	9,878	764	10,642	3,252	706	3,958	4,183	18,783

Total expenses	121,098	3,595	124,693	41,914	32,461	74,375	19,420	218,488

Income (loss) from operations	$14,454	$(1,026)	$13,428	$14,064	$20,282	$34,346	$(19,255)	$28,519

As of September 30, 2013
Total assets	$1,102,152	$120,131	$1,222,283	$420,914	$216,341	$637,255	$131,791	$1,991,329
Goodwill			$459,669			$210,368		$670,037

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Three Months Ended September 30, 2012
Revenue
Pawn loan fees and service charges	$73,209	$3,291	$76,500	$—	$—	$—	$—	$76,500
Proceeds from disposition of merchandise	141,088	12,405	153,493	—	—	—	—	153,493
Consumer loan fees	31,445	—	31,445	89,342	84,307	173,649	—	205,094
Other	1,938	252	2,190	374	14	388	2,029	4,607

Total revenue	247,680	15,948	263,628	89,716	84,321	174,037	2,029	439,694

Cost of revenue
Disposed merchandise	96,315	10,603	106,918	—	—	—	—	106,918
Consumer loan loss provision	8,061	—	8,061	42,877	33,361	76,238	—	84,299

Total cost of revenue	104,376	10,603	114,979	42,877	33,361	76,238	—	191,217

Net revenue	143,304	5,345	148,649	46,839	50,960	97,799	2,029	248,477

Expenses
Operations and administration	84,874	14,205	99,079	33,397	31,051	64,448	17,688	181,215
Depreciation and amortization	7,808	12,264	20,072	3,037	342	3,379	3,623	27,074

Total expenses	92,682	26,469	119,151	36,434	31,393	67,827	21,311	208,289

Income (loss) from operations	$50,622	$(21,124)	$29,498	$10,405	$19,567	$29,972	$(19,282)	$40,188

As of September 30, 2012
Total assets	$993,598	$111,610	$1,105,208	$382,459	$174,665	$557,124	$130,075	$1,792,407
Goodwill			$388,965			$210,372		$599,337

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Nine Months Ended September 30, 2013
Revenue
Pawn loan fees and service charges	$222,508	$5,432	$227,940	$—	$—	$—	$—	$227,940
Proceeds from disposition of merchandise	425,716	13,193	438,909	—	—	—	—	438,909
Consumer loan fees	84,473	—	84,473	283,097	272,629	555,726	—	640,199
Other	6,149	988	7,137	1,051	92	1,143	1,552	9,832

Total revenue	738,846	19,613	758,459	284,148	272,721	556,869	1,552	1,316,880

Cost of revenue
Disposed merchandise	290,569	10,828	301,397	—	—	—	—	301,397
Consumer loan loss provision	23,927	—	23,927	112,391	115,456	227,847	—	251,774

Total cost of revenue	314,496	10,828	325,324	112,391	115,456	227,847	—	553,171

Net revenue	424,350	8,785	433,135	171,757	157,265	329,022	1,552	763,709

Expenses
Operations and administration	291,409	10,003	301,412	99,906	101,200	201,106	51,524	554,042
Depreciation and amortization	27,579	1,593	29,172	10,885	2,101	12,986	12,156	54,314

Total expenses	318,988	11,596	330,584	110,791	103,301	214,092	63,680	608,356

Income (loss) from operations	$105,362	$(2,811)	$102,551	$60,966	$53,964	$114,930	$(62,128)	$155,353

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Nine Months Ended September 30, 2012
Revenue
Pawn loan fees and service charges	$210,807	$10,643	$221,450	$—	$—	$—	$—	$221,450
Proceeds from disposition of merchandise	481,558	36,274	517,832	—	—	—	—	517,832
Consumer loan fees	89,396	—	89,396	232,268	236,992	469,260	—	558,656
Other	7,085	512	7,597	827	19	846	2,445	10,888

Total revenue	788,846	47,429	836,275	233,095	237,011	470,106	2,445	1,308,826

Cost of revenue
Disposed merchandise	318,788	32,090	350,878	—	—	—	—	350,878
Consumer loan loss provision	19,130	—	19,130	95,474	104,475	199,949	—	219,079

Total cost of revenue	337,918	32,090	370,008	95,474	104,475	199,949	—	569,957

Net revenue	450,928	15,339	466,267	137,621	132,536	270,157	2,445	738,869

Expenses
Operations and administration	264,337	30,221	294,558	82,986	85,552	168,538	52,464	515,560
Depreciation and amortization	22,454	14,513	36,967	8,376	905	9,281	10,634	56,882

Total expenses	286,791	44,734	331,525	91,362	86,457	177,819	63,098	572,442

Income (loss) from operations	$164,137	$(29,395)	$134,742	$46,259	$46,079	$92,338	$(60,653)	$166,427

11.	Commitments and Contingencies

Litigation

On August 6, 2004, James E. Strong filed a purported class action lawsuit in the State Court of Cobb County, Georgia against Georgia Cash America, Inc., Cash America International, Inc. (together with Georgia Cash America, Inc., “Cash America”), Daniel R. Feehan, and several unnamed officers, directors, owners and “stakeholders” of Cash America. In August 2006, James H. Greene and Mennie Johnson were permitted to join the lawsuit as named plaintiffs, and in June 2009, the court agreed to the removal of James E. Strong as a named plaintiff. The lawsuit alleges many different causes of action, among the most significant of which is that Cash America made illegal short-term loans in Georgia in violation of Georgia’s usury law, the Georgia Industrial Loan Act and Georgia’s Racketeer Influenced and Corrupt Organizations Act (“RICO”). First National Bank of Brookings, South Dakota (“FNB”) and Community State Bank of Milbank, South Dakota (“CSB”) for some time made loans to Georgia residents through Cash America’s Georgia operating locations. The complaint in this lawsuit claims that Cash America was the true lender with respect to the loans made to Georgia borrowers and that FNB and CSB’s involvement in the process is “a

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

mere subterfuge.” Based on this claim, the suit alleges that Cash America was the “de facto” lender and was illegally operating in Georgia. The complaint seeks unspecified compensatory damages, attorney’s fees, punitive damages and the trebling of any compensatory damages. In November 2009 the case was certified as a class action lawsuit.

This case was scheduled to go to trial in November 2013, but on October 9, 2013, the parties agreed to a memorandum of understanding (the “Settlement Memorandum”). Pursuant to the Settlement Memorandum, the parties filed a joint motion containing the full terms of the settlement (the “Settlement Agreement”) to the trial court for approval on October 24, 2013. The Settlement Agreement requires a minimum payment by the Company of $18.0 million and a maximum payment of $36.0 million, to cover class claims (including honorarium payments to the named plaintiffs) and the plaintiffs’ attorneys’ fees and costs (including the costs of claims administration) (the “Class Claims and Costs”), all of which will count towards the aggregate payment for purposes of determining whether the minimum payment has been made or the maximum payment has been reached. The actual payout will depend on the number of claimants who submit claims for payment. If the Company does not pay at least $18.0 million towards the Class Claims and Costs, the Settlement Agreement requires the Company to pay, into a cy pres (non-profit) fund approved by the court, an amount equal to $18.0 million less the aggregate amount the Company pays towards the Class Claims and Costs. In accordance with ASC 855-10-55—Subsequent Events and ASC-20-50, Contingencies, the Company recognized a liability during the third quarter of 2013 in the amount of $18.0 million, which it deems the most probable payment amount. The Company denies all of the material allegations of the lawsuit and denies any and all liability or wrongdoing in connection with the conduct described in the lawsuit. If the Settlement Agreement is not approved by the court, the Company cannot predict the outcome of this litigation.

The Company is also a defendant in certain routine litigation matters encountered in the ordinary course of its business. Certain of these matters are covered to an extent by insurance. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Consumer Financial Protection Bureau

The Company has been advised by the Enforcement Division of the Consumer Financial Protection Bureau (the “CFPB”) that it is contemplating an enforcement action against the Company related to the improper preparation of certain court documents in connection with collections lawsuits initiated by the Company in Ohio, which were previously disclosed by the Company and for which it implemented a voluntarily reimbursement program for affected customers at an originally estimated cost to the Company of approximately $13.4 million before taxes, and a limited number of other issues that arose during the CFPB’s 2012 examination. The Company has fully cooperated with the CFPB and continues to do so. Currently, the Company is seeking to negotiate a settlement to resolve all pending issues. The Company anticipates that a settlement will require, among other things, the payment of a civil money penalty and the enhancement of various procedures and controls. There is no certainty that a settlement will be successfully negotiated, or that the consequences of a settlement or an unsettled action will not have a material adverse impact on the Company’s business, results of operations or financial position. Based upon the Company’s assessment of the matter in accordance with ASC 450-20-20, Contingencies—Loss Contingencies—Glossary as of the date of filing this report on Form 10-Q, the Company currently expects that the CFPB enforcement action, including any monetary penalties or changes to its business that result from such enforcement action, will not have a material adverse impact on its business, results of operations or financial position.

12.	Fair Value Measurements

Recurring Fair Value Measurements

In accordance with ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), certain of the Company’s assets and liabilities, which are carried at fair value, are classified in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2013 and 2012 and December 31, 2012 are as follows (dollars in thousands):

	September 30,	Fair Value Measurements Using
	2013	Level 1	Level 2	Level 3
Financial assets (liabilities):
Forward currency exchange contracts	$(790)	$—	$(790)	$—
Nonqualified savings plan assets(a)	13,455	13,455	—	—

Total	$12,665	$13,455	$(790)	$—

	September 30,	Fair Value Measurements Using
	2012	Level 1	Level 2	Level 3
Financial assets (liabilities):
Forward currency exchange contracts	$(307)	$—	$(307)	$—
Nonqualified savings plan assets(a)	10,990	10,990	—	—
Marketable securities(b)	6,426	6,426	—	—

Total	$17,109	$17,416	$(307)	$—

	December 31,	Fair Value Measurements Using
	2012	Level 1	Level 2	Level 3
Financial assets (liabilities):
Forward currency exchange contracts	$(406)	$—	$(406)	$—
Nonqualified savings plan assets(a)	11,347	11,347	—	—
Marketable securities(b)	6,042	6,042	—	—

Total	$16,983	$17,389	$(406)	$—

(a)	The nonqualified savings plan assets have an offsetting liability of equal amount, which is included in “Accounts payable and accrued expenses” in the Company’s consolidated balance sheets.

(b)

Cumulative unrealized total gains, net of tax, on these equity securities of $0.5 million and $0.3 million as of September 30, 2012 and December 31, 2012, respectively, are recorded in “Accumulated other comprehensive income (loss)” in the Company’s consolidated statements of equity. These marketable securities were sold during the second quarter of 2013. See Note 7 for further discussion.

The Company measures the fair value of its forward currency exchange contracts under Level 2 inputs as defined by ASC 820-10. For these forward currency exchange contracts, current market rates are used to determine fair value. The significant inputs used in these models are derived from observable market rates. During the nine months ended September 30, 2013 and 2012, there were no transfers of assets in or out of Level 1 or Level 2 fair value measurements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

Financial Assets and Liabilities Not Measured at Fair Value

The Company’s financial assets and liabilities as of September 30, 2013 and 2012 and December 31, 2012 that are not measured at fair value in the consolidated balance sheets are as follows (dollars in thousands):

	Carrying Value	Estimated Fair Value
	September 30,	September 30,	Fair Value Measurement Using
	2013	2013	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$84,096	$84,096	$84,096	$—	$—
Pawn loans	253,678	253,678	—	—	253,678
Consumer loans, net	328,281	328,281	—	—	328,281
Pawn loan fees and service charges receivable	50,090	50,090	—	—	50,090

Total	$716,145	$716,145	$84,096	$—	$632,049

Financial liabilities:
Domestic and Multi-currency Line of credit	$120,225	$126,260	$—	$126,260	$—
Senior unsecured notes	455,872	445,888	—	445,888	—
2029 Convertible Notes	106,752	195,612	—	195,612	—

Total	$682,849	$767,760	$—	$767,760	$—

	Carrying Value	Estimated Fair Value
	September 30,	September 30,	Fair Value Measurement Using
	2012	2012	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$78,663	$78,663	$78,663	$—	$—
Pawn loans	254,077	254,077	—	—	254,077
Consumer loans, net	256,825	256,825	—	—	256,825
Pawn loan fees and service charges receivable	48,771	48,771	—	—	48,771

Total	$638,336	$638,336	$78,663	$—	$559,673

Financial liabilities:
Domestic and Multi-currency Line of credit	$288,266	$295,747	$—	$295,747	$—
Senior unsecured notes	191,810	190,574	—	190,574	—
2029 Convertible Notes	109,387	184,431	—	184,431	—

Total	$589,463	$670,752	$—	$670,752	$—

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

	Carrying Value	Estimated Fair Value
	December 31,	December 31,	Fair Value Measurement Using
	2012	2012	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$63,134	$63,134	$63,134	$—	$—
Pawn loans	244,640	244,640	—	—	244,640
Consumer loans, net	289,418	289,418	—	—	289,418
Pawn loan fees and service charges receivable	48,991	48,991	—	—	48,991

Total	$646,183	$646,183	$63,134	$—	$583,049

Financial liabilities:
Domestic and Multi-currency Line of credit	$301,011	$309,969	$—	$309,969	$—
Senior unsecured notes	167,122	165,961	—	165,961	—
2029 Convertible Notes	110,197	186,300	—	186,300	—

Total	$578,330	$662,230	$—	$662,230	$—

Cash and cash equivalents bear interest at market rates and have maturities of less than 90 days.

Pawn loans generally have maturity periods of less than 90 days. If a pawn loan defaults, the Company disposes of the collateral. Historically, collateral has sold for an amount in excess of the principal amount of the loan.

Consumer loans are carried in the consolidated balance sheet net of the allowance for estimated loan losses, which is calculated by applying historical loss rates combined with recent default trends to the gross consumer loan balance. The unobservable inputs used to calculate the carrying value of consumer loans include historical loss rates and recent default trends. Consumer loans have relatively short maturity periods that are generally 12 months or less.

Pawn loan fees and service charges receivable are accrued ratably over the term of the loan based on the portion of these pawn loans deemed collectible. The Company uses historical performance data to determine collectability of pawn loan fees and service charges receivable. Additionally, pawn loan fee and service charge rates are determined by regulations and bear no valuation relationship to the capital markets’ interest rate movements.

The Company measures the fair value of long-term debt instruments using Level 2 inputs. The fair values of the Company’s long-term debt instruments are estimated based on market values for debt issues with similar characteristics or rates currently available for debt with similar terms. As of September 30, 2013, the Company’s Domestic and Multi-currency Line of Credit had a higher fair market value than the carrying value due to the difference in yield when compared to recent issuances of similar lines of credit. As of September 30, 2013, the Company’s senior unsecured notes had a lower fair market value than the carrying value due to the difference in yield when compared to recent issuances of similar senior unsecured notes. As of September 30, 2013, the 2029 Convertible Notes had a higher fair value than carrying value due to the Company’s stock price as of September 30, 2013 exceeding the applicable conversion price for the 2029 Convertible Notes, thereby increasing the value of the instrument for noteholders.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

13.	Derivative Instruments

The Company periodically uses derivative instruments to manage risk from changes in market conditions that may affect the Company’s financial performance. The Company primarily uses derivative instruments to manage its primary market risks, which are interest rate risk and foreign currency exchange rate risk.

The Company uses forward currency exchange contracts to hedge foreign currency risk in the United Kingdom and Australia. The Company’s forward currency exchange contracts are non-designated derivatives. Any gain or loss resulting from these contracts is recorded as income or loss and is included in “Foreign currency transaction gain (loss)” in the Company’s consolidated statements of income.

The Company’s derivative instruments are presented in its financial statements on a net basis. The following table presents information related to the Company’s derivative instruments as of September 30, 2013 and 2012 and December 31, 2012 (dollars in thousands):

Assets	As of September 30, 2013
Non-designated derivatives:	Notional Amount	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet(a)	Net Amounts of Assets Presented in the Consolidated Balance Sheet(b)
Forward currency exchange contracts	$97,290	$—	$(790)	$(790)

Assets	As of September 30, 2012
Non-designated derivatives:	Notional Amount	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet(a)	Net Amounts of Assets Presented in the Consolidated Balance Sheet(b)
Forward currency exchange contracts	$93,642	$—	$(307)	$(307)

Assets	As of December 31, 2012
Non-designated derivatives:	Notional Amount	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet(a)	Net Amounts of Assets Presented in the Consolidated Balance Sheet(b)
Forward currency exchange contracts	$93,813	$—	$(406)	$(406)

(a)

As of September 30, 2013, the Company had no gross amounts of recognized derivative instruments that the Company makes an accounting policy election not to offset. In addition, there is no financial collateral related to the Company’s derivatives. The Company has no liabilities that are subject to an enforceable master netting agreement or similar arrangement.

(b)	Represents the fair value of forward currency exchange contracts, which is recorded in “Prepaid expenses and other assets” in the consolidated balance sheets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

The following table presents information on the effect of derivative instruments on the consolidated results of operations and AOCI for the three and nine months ended September 30, 2013 and 2012 (dollars in thousands):

	Gains (Losses) Recognized in Income		Gains Recognized in AOCI		Gains (Losses) Reclassified From AOCI into Income
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012	2013	2012
Non-designated derivatives:
Forward currency exchange contracts(a)	$(5,432)	$(4,097)	$—	$—	$—	$—

Total	$(5,432)	$(4,097)	$—	$—	$—	$—

	Gains (Losses) Recognized in Income		Gains Recognized in AOCI		Gains (Losses) Reclassified From AOCI into Income
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012	2013	2012
Derivatives designated as hedges:
Interest rate contracts	$—	$—	$—	$12	$—	$—

Total	$—	$—	$—	$12	$—	$—

Non-designated derivatives:
Forward currency exchange contracts(a)	$(181)	$(5,118)	$—	$—	$—	$—

Total	$(181)	$(5,118)	$—	$—	$—	$—

(a)	The gains/(losses) on these derivatives substantially offset the (losses)/gains on the hedged portion of foreign intercompany balances.

14.	5.75% Senior Notes due 2018

On May 15, 2013, the Company issued and sold the 2018 Senior Notes. See Note 6 for additional information related to the 2018 Senior Notes. The 2018 Senior Notes are guaranteed by all of the subsidiaries of Cash America International, Inc. (“Parent Company”) that were formed in the United States and one of the Parent Company’s foreign subsidiaries (which was added as a guarantor in November 2013) (collectively, the “Guarantors”). The Guarantors have guaranteed fully and unconditionally, on a joint and several basis, the obligations to pay principal and interest for the 2018 Senior Notes. Parent Company, on a stand-alone unconsolidated basis, has no independent assets or operations. The assets and operations of the Parent Company’s non-guarantor subsidiaries, individually and in the aggregate, are minor. There are no significant restrictions on the ability of the Parent Company to receive funds from its subsidiaries through dividends, loans, and advances or otherwise.